Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CBRE Group, Inc.:

We consent to the use of our report dated March 1, 2017 with respect to the consolidated balance sheets of CBRE Group, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, cash flows and equity in each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

(signed) KPMG LLP

Los Angeles, CA

May 19, 2017